EXHIBIT 99.1

Strategic Distribution, Inc. Reports 2004 Fourth Quarter and Year End Financial Results

BRISTOL, Pa., March 31, 2005 (PRIMEZONE) -- Strategic Distribution, Inc. (Nasdaq:STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services in North America, today reported financial results for the fourth quarter and year ended December 31, 2004.

Revenues for the fourth quarter of 2004 were $31.9 million, compared to revenues of $26.4 million reported for the fourth quarter of 2003. The $5.5 million increase in revenues was primarily attributable to $7.9 million of revenues from new customers and an increase in revenues from existing customers of $0.9 million. These revenues were offset by a $3.3 million reduction of revenues from sites closed during 2003 and 2004.

The Company reported a net loss of $0.1 million, or 3 cents per share, in the fourth quarter of 2004 compared to a net loss of $0.7 million, or 23 cents per share, for the same period of the prior year. During the fourth quarter of 2004, the Company received cash and recorded an income tax benefit of $1.1 million relating to the favorable resolution of a state tax issue. The Company's operating performance for the fourth quarter of 2004 was driven by an increase in revenues, as discussed above, and overall reductions in selling, general and administrative expenses, more than offset by lower average gross margins as a percentage of revenue. During the fourth quarter of 2003, the Company made the determination that certain liabilities and reserves were overstated by approximately $1.4 million. The adjustments required to correct the liabilities and reserves were based on developments that led management to refine estimates related to certain liabilities and reserves. Of these adjustments, $0.9 million was reflected as a reduction to cost of materials in 2003 due to overestimated liabilities to suppliers. The remaining adjustments were reflected as a reduction of selling, general and administrative expenses and to other operating expenses in 2003. These benefits were offset by the recognition of $0.5 million of expense as a result of re-pricing the Company's outstanding stock options and changing the methodology for administering the Company's vacation policy.

For the year ended 2004, the Company reported revenues of $121.9 million compared to $134.6 million for the year ended December 31, 2003. The termination of the El Paso Corporation integrated supply agreement in 2003 accounted for a decrease in revenue of $16.0 million. Additionally, declines in revenues were attributable to the termination of other integrated supply contracts totaling $16.5 million (including $2.5 million related to a final inventory sale in 2003) and reductions in revenues from existing customers of $0.8 million (including a $1.0 million inventory sale to an existing customer in 2003). Excluding the impact of the $1.0 million inventory sale to an existing customer in 2003, our existing customer base generated a $0.2 million increase in revenues for the year ended December 31, 2004 as compared to the same period of 2003. The declines in revenues were partially offset by revenues from new customers of $20.6 million. A portion of the revenues from new customers during 2004, $5.7 million, relates to supplies shipped during the third quarter of 2003 and other service fee revenue. This revenue was not recognized until all of the criteria of Staff Accounting Bulletin No. 104, Revenue Recognition, were met during the first quarter of 2004. As a result, the Company recognized revenue on two seasonal buys from the new customer during the year ended December 31, 2004.

The Company reported a net loss of $2.6 million, or 89 cents per share, for the full year 2004 compared to a net loss of $0.7 million, or 24 cents per share, for the same period of the prior year. As discussed above, the Company recorded a $1.1 million benefit during 2004 relating to the favorable resolution of a state tax issue. The decline in operating performance was driven primarily by the decline in revenues from closed sites, partially offset by revenues from new customers which generated lower gross margins as a percentage of revenue. The full year ended 2003 included a benefit of approximately $1.4 million attributable to reductions in costs and expenses due to changes in estimates. These benefits were offset by the recognition of $0.5 million of expense as a result of re-pricing the Company's outstanding stock options and changing the methodology for administering the Company's vacation policy.

The Company ended 2004 with $26.8 million of cash and short-term investments, compared to the $29.8 million in the prior year.

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials. Additional information about SDI can be found on the Company's web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2004 annual report as filed on Form 10-K with the Securities and Exchange Commission.

          STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                  Consolidated Summary of Operations
                              (unaudited)
                 (in thousands, except for share data)

                        Three months ended          Year ended
                            December 31,            December 31,
                       ---------------------   ---------------------
                          2004        2003        2004        2003
                       ---------   ---------   ---------   ---------
 Revenues               $ 31,941    $ 26,438   $ 121,878   $ 134,557
 Costs and expenses:
 Cost of materials        26,242      19,654      98,029     104,601
 Operating wages
  and benefits             2,093       2,344       8,775      11,568
 Other operating
   expenses                  937         674       3,537       3,606
 Selling, general
   and administrative
   expenses                3,929       4,484      15,554      15,635
                       ---------   ---------   ---------   ---------
 Total costs and
  expenses                33,201      27,156     125,895     135,410
                       ---------   ---------   ---------   ---------
    Operating loss        (1,260)       (718)     (4,017)       (853)
 Interest income             110          88         338         496
                       ---------   ---------   ---------   ---------

 Loss from operations
  before income taxes     (1,150)       (630)     (3,679)       (357)
 Income tax
  benefit (expense)        1,047         (60)      1,058        (367)
                       ---------   ---------   ---------   ---------
 Net loss                 $ (103)     $ (690)   $ (2,621)     $ (724)
                        =========   =========   =========   =========

 Net loss per
  common share -
  basic and diluted:     $ (0.03)    $ (0.23)    $ (0.89)    $ (0.24)
                       =========   =========   =========   =========

 Weighted average
  number of shares
  of common stock
  outstanding -
  basic and diluted    2,954,633   2,953,101   2,953,822   2,989,011
                       =========   =========   =========   =========

CONTACT:
Strategic Distribution, Inc.
Richard S. Martin, Chief Financial Officer
(800) 322-2644, x1907

Diane L. Caldwell, Investor Relations
(800) 322-2644, x1954